                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 15, 2002
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

                DELAWARE                                                           13-0853260
   -----------------------------------                                    -----------------------------
      (STATE OR OTHER JURISDICTION                                              (I.R.S.  EMPLOYER
            OF INCORPORATION)                                                IDENTIFICATION NUMBER)

             115 RIVER ROAD
          EDGEWATER, NEW JERSEY                                                       07020
   -----------------------------------                                           --------------
          (ADDRESS OF PRINCIPAL                                                    (ZIP CODE)
           EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.  REGULATION FD DISCLOSURE.

                  Hanover Direct, Inc. (the "Company") held a conference call on Wednesday, May 15, 2002 at 11:00 a.m. Eastern Time to review the Fiscal 2002 first quarter operating results with participants. The following is an unofficial transcript of the conference call:

Operator:             Ladies and gentlemen, thank you for standing by. Welcome
                      to the Hanover Direct fiscal 2002 first quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Wednesday, May 15, 2002. I would now like to turn the conference over to Ed Lambert, CFO for Hanover Direct.
                      Please go ahead, sir.

Ed Lambert:           Thank you very much.  Welcome to the first quarter 2002
                      conference call.  First, I'd like to turn it over to Lisa
                      Green, our Counsel, to read the safe-harbor language that will govern this call. Lisa?

Lisa Green:           In a few moments, Tom Shull, the Company's Chief Executive
                      Officer, and Ed Lambert, the Company's Chief Financial
                      Officer, will discuss the Company's first quarter fiscal
                      2002 operating results and answer any questions you may have. Such discussion as well as the answers to your questions may include a number of forward looking statements. In accordance with the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward looking statements.
                      Additional information that could cause actual results to differ materially is contained in the Company's Quarterly
                      Report on Form 10-Q for the fiscal quarter ended March 30, 2002 and the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001. Each was recently filed with the SEC and may be obtained from the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, Illinois or from the SEC's website located at www.sec.gov as well as from the offices of the American Stock Exchange in New York City.

                      Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions including recently adopted regulations such as Regulation FD, Company management does not generally respond to requests for material non-public information. If one of your questions calls for disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand. Now I'd like to turn the call over to Ed Lambert, the Company's Chief Financial Officer.

Ed Lambert:           Thank you very much, Lisa.  In today's call, we intend to
                      highlight information that was recently released yesterday through our press release and also in the release of the 10-Q. I should point out that in the course of this, there may be items that we point out that are in addition to that information. Because of that, we will probably also post information in terms of an 8-K to cover this call and will include a transcript from this call. In this conference call, we would like to provide a brief summary of our financial results for the first quarter. I will also highlight a couple of items that are mentioned in the Q that I want to bring to your attention. We'll also give you an opportunity to ask questions of Tom Shull, our CEO, and myself. Since we have the annual meeting scheduled for tomorrow--and I hope that many of you can attend where we can discuss matters in more detail and in which management will be making a more complete presentation - we intend to keep our comments brief today. We will, of course, give time to answer any questions that you might have.

                      With regards to the results for the first quarter, we are very pleased to report that the net loss for the quarter of $1.8 million was a significant improvement over the net loss of the comparable period for the prior year of $7.6 million. This improvement of $5.8 million is a direct result of the management effort to effect a turnaround in performance of the Company. From an EBITDA basis, EBITDA improved by $4.4 million to $1.4 million for the 13 weeks ending March 30, 2002. I should point out that is not only a considerable improvement over 2001, but in fiscal year 2000, the EBITDA for that was a loss of $10.2 million.

                      We're seeing a steady improvement in performance over the last year and a half since Tom Shull came on board as

                      CEO and the management team has been restructured. It reflects the hard work in terms of restructuring and focusing the performance of the Company. Revenues for the period ending March 30, 2002 were $109.5 million. That is a $34.8 million decrease over the prior year. That decrease is largely attributable to the following. First of all, there was a sale of the Improvements business. That reduced revenues by $18.9 million for that period. In addition, we discontinued the Domestications Kitchen & Garden, Kitchen & Home, and Turiya catalogs. That contributed $4.6 million to that reduction. The remaining balance of the reduction in net revenues can be attributed to two things. One, the softness in demand for certain brands such as Gump's and International Male, but more specifically planned reductions in unprofitable circulation on certain businesses. Again, that is part of the restructuring that is in play. So in terms of performance against plan, we were on plan for the first quarter in terms of a revenue basis. We're slightly ahead of plan in terms of an EBITDA basis. We would repeat to you the guidance that we gave you earlier in the year of performance for the overall fiscal year 2002 on EBITDA of around $9 million.

                      Let me highlight a couple of items that were mentioned in the 10-Q that I want to bring to your attention. In the first quarter, the first is a restructuring charge. This is a minor amount that, since the restructuring amounts from prior years have been significant, I want to point out. It was $200,000 and was related to the elimination of some additional positions and costs associated with the Company's decision to close the product manufacturing facility located in San Diego, California. As we've shared with you before, rather than attempt to sell the International Male brand with current performance, we started beginning last year a restructuring of that. Therefore, that special charge of $200,000 in the first quarter was related to that.

                      Second, we are happy to report that the Company has entered into an agreement with the landlord and sub-landlord to terminate the sublease of the Company's roughly 500,000 square foot warehouse and telemarketing facility located in Maumelle, Arkansas. This was something where the Company had no longer operated that facility and it had a long-term lease. There was a long-term obligation that we were very happy to be able to eliminate. The Company previously had established reserves for Maumelle, Arkansas. Those reserves were adequate based on the terms of this final settlement agreement.

                      The third item we want to point out was released in the 8-K. We are transitioning our auditor from Andersen to KPMG. I don't need to repeat for the people on this call, obviously, the challenges for the firm Andersen. I also want to make very certain that everyone understands, this is not at all related to any issues at all we had with the Andersen team. They have provided an outstanding service to the Company. This is, we just thought, in the best interests of the Company and shareholders, to switch to KPMG at this time.

                      Before we go into the question and answer period, Tom, do you have any other comments you want to add with regard to the first quarter results?

Tom Shull:            I want to thank all of you as shareholders for your
                      patience with us. The turnaround, as I've suggested in other calls, does take three years. Certainly we are in the midst of our rebuilding year, that being 2002. Really, it is next year that we're going to drive the top line. We have a number of key initiatives underway to do just that.
                      I'll be making a presentation at the shareholder meeting tomorrow which will detail out our 2002 priorities going into next year, which we view as our growth year - 2003.

Ed Lambert:           OK, very good.  Thank you.  We will now open up the
                      conference call for questions from any of you.

Operator:             Thank you. Ladies and gentlemen, if you would like to
                      register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question comes from Mitchell Sacks with Tau Sigma Capital Partners. Please proceed with your question.

Mitchell Sacks:       I missed the first part of the call. It is possible you
                      might have mentioned this. It seems to me from the tone, you obviously are looking towards restructuring the business. Does that mean that you've backed off from the possibility of selling more assets? I guess the second question is, do you believe it's feasible that you can outgrow the hurt to the common shareholders on the dividend accretion of the preferred?

Ed Lambert:           OK, thank you, Mitchell.  With regards to asset sales, I
                      think we specified this at our last call, yes we are looking at sales of certain assets. We are focused on the Gump's brand and on the AD&T manufacturing facilities.
                      Those are the only two that we are focused on at this time. We continue to explore offers of potential interest in those two assets. We don't want to pursue a transaction that we don't think financially is going to be in the shareholders' interest. Obviously, that will continue to be our focus. With regard to the second question that Tom highlighted, yes, we anticipate opportunities for growth.
                      This year is to focus on stabilizing the business in terms of the restructuring and position it for growth, not only this year but beyond, to be able to return this Company to profitability.

M. Sacks:             OK.  So your main focus then, I guess, is in operating the business. Other than the Gump's and the manufacturing facilities, there are no other assets right now that you have up for sale or you're considering selling?

Ed Lambert:           Not at this time. As in any situation we have to consider
                      what is in the best interest of the shareholders. If other parties came and offered, we obviously would consider that. The Gump's and AD&T facilities are the only items we're actively marketing at this time.

Tom Shull:            I should reassure you, Mitchell, that we obviously explore all opportunities to maximize shareholder value. Were we to be approached by someone for a broader strategic partnership or any number of possibilities, we would obviously seriously consider anything that would maximize shareholder value. We are open to any number of possibilities. Obviously our focus, though, has to be to continue to create value internally and to drive the top line, especially toward the backend of this year, but more importantly continue to build EBITDA results and build the confidence of our shareholders that we're on a glide path--or I should say a projection of building EBITDA over time that will be very competitive.

M. Sacks:             On the last call you talked--somebody asked a question
                      about EBITDA margins and when you expected those to reach--what levels you expected those to reach and when you expected it. I think at the time you had guided us to looking at your public comps. Any more color on that?

Tom Shull:            Not really at this stage.  We, I think, in our last call
                      had talked about this year being $9 million positive
                      EBITDA. As you can see from the first quarter results, we're about--roughly--a million dollars ahead of that. You can do your own forecasting. We're still bullish. We had a very strong first quarter recognizing that the consumer, I don't think, has completely--I still see some periods of softness in the future. I don't see a real rigorous recovery. I don't think we're looking at the go-go years of 1998 and 1999. I believe if we had focused on our core brands back in that time, we could have been in a much stronger cash position than we are today. Unfortunately we were distracted and got into a lot of other businesses that turned out to be not profitable. I don't want to second-guess what happened in the past. I do want to assert that the three core brands - The Company Store, Domestications, and Silhouettes continue to perform well and are, in their respective segments, if not number one, are certainly number two or number three. From that perspective, as a shareholder, you should feel confident that we can create more value in those three brands going forward.

M. Sacks:             Thanks a lot, guys.

Operator:             Ladies and gentlemen as a reminder, to register for a
                      question, press the one followed by the four on your telephone. Kyle Krueger with Apollo Capital, please proceed with your question.

Kyle Krueger:         Good morning, Tom.  Question--and Ed.  The Sears
                      transaction, given that we've been in the market--we've got some properties on the market and have other properties potentially for sale at the right price is my read. From a macro standpoint, how do you read the Sears-Land's End transaction? Are there any broad strategic implications from that that you draw?

Ed Lambert:           We're obviously very pleased to see the valuation and what that might portend for the markets. We're very happy to see that. With regard to the specific properties we're looking to market now, AD&T is a manufacturing facility, so it's not necessarily going to play into that. Gump's, although it has a catalog component, is dominated by the retail side. So that is also not directly applicable there.

Tom Shull:            The other thing, too, Kyle--I'll just add to Ed's point.
                      The problem with Gump's is that we--it has been in the midst of a very significant turnaround. You have to couple that with the fact that the San Francisco market is really tough right now- really tough. Our retail sales have been sluggish and have continued to be sluggish. We are doing everything we can to drive the top line through brand extensions into Baby Gump's, for example, and broadening our jewelry offering and things like that to bolster the brand. It's a great brand, don't misunderstand me. San
                      Francisco has to be one of the toughest markets in the United States today for retail--particularly high-end retail. I'm not sure you can compare Gump's with Land's
                      End is what I'm saying.

Ed Lambert:           It wouldn't necessarily apply to----

K. Krueger:           I'm thinking as much about the other properties where
                      there is competitive overlap with Land's End and backing up to the last conference call where we talked about
                      Land's End as being one of the publicly-traded comps in terms of guiding us towards an ultimate EBITDA-margin potential for the existing businesses. It would seem to me that with Sears paying over one times sales for Land's End that that would speak volumes in terms of the value of say
                      The Company Store, Domestications, and any other properties where there is overlap with the Land's End brand. The Sears transaction may just be a unique situation and a one-off in terms of the strategic advantages of that merger. That is what I'm driving at.
                      Are there any broader implications like that--anything that the transaction says.

Tom Shull:            I'm going to say a few things that may not be completely
                      connected, but relate. First of all, Land's End had been involved in a turnaround now for four years with Dave Dyer at the helm, who has done a very good job turning around
                      Land's End. It's been a steady improvement, both in terms of merchandising and EBITDA. He's got a strong team there and he's done a very good job. My hat is off to him. We're not there yet. We're still struggling. We're in the second year of the turnaround. Fortunately we got through the restructuring year without a huge loss. Typically, in the restructuring year, you end up having a loss that is sometimes larger than the previous year when you are trying the turn around the performance. We were able to stop the bleeding without significant loss. We're going into a rebuilding year where I think real strength is emerging in these core brands. I'd say we're a couple years behind Land's End in terms of the full recovery.
                      Certainly the three brands we have, as I stated, are very strong in their respective segments.

                      As you think about The Company Store in the home category, Land's End is still struggling in the home, although that is not obviously why Sears necessarily bought Land's End - although it was reported that they were buying them for the home category--or home accessories. Clearly their apparel, as you think about the synergies in the store, is where they are completely complementary. From that perspective, I think there was a premium given for the brand of Land's End because in the apparel category it represents a real powerhouse. Obviously we're not there in terms of critical mass with either Silhouettes or International Male. Those are really niche plays - very strong niche plays. In the case of Silhouettes, we're number three in that category. We're certainly stronger than Land's End and, I believe, Brylane and JC Penney, although they're larger in sales than we are. That is not a business that we've had to worry about in terms of Land's End, fortunately. I think--my only point is -- that Silhouettes is not a Land's End because it does not have the critical mass, as good a brand as it is. So we shouldn't really look at, necessarily, the same kind of multiples for Silhouettes given that, unfortunately, it just doesn't have the size or the presence yet in the marketplace.

                      We are looking for ways to expand our distribution. We continue to do that. We are very close to announcing with a major Internet player a partnership that I believe will drive our top line significantly and certainly their view as our potential partner. I'm not a liberty yet to announce who that is. I'm very excited about where we are with that. We're very close to reaching agreement and a launch hopefully later this summer. My only point is that we have to seek ways to expand our equity into other channels and with other partners because the catalog alone won't do it. We also have to recognize that we, like Land's End, have experienced Internet growth of 20 percent. We're very comparable to Land's End in the Internet arena. The Internet is where I think the best opportunity is for us to leverage our brands and to grow much more significantly than we can as a cataloger.

                      I'm sorry. That's a little bit disjointed. It tells you where things stand relative to Land's End. Remember Land's End Internet sales are over $300 million. That is a critical mass in a strong apparel category. We don't have that kind of critical mass in any of our three brands, although we have obviously the opportunity to expand rapidly into the Internet, which is what we plan to do.

K. Krueger:           Great.  Good luck on bringing that distribution venture to fruition. Backing up to the last caller's question, unless you can get in a hurry to a much more significant level of EBITDA, it's hard to imagine that you can defuse that preferred without significant asset sales. With Gump's being so weak, it doesn't seem like it's the right time to sell

                      Gump's or it's very favorable or a very favorable time for maximizing the price of Gump's. What are your thoughts on that overall issue?

Tom Shull:            First, let me start with your question about being able to pay Richemont back, which we are committed to do. My belief is that as you look at Internet expansion, you can do the math. The actual EBITDA as a percent of sales is much higher for Internet sales because you don't have all the catalog costs. As you look at margins, they are certainly over 30 percent of VC on Internet sales. As we look to partnerships in that arena, every dollar represents an opportunity to be--I can't tell you the exact number because it is not something that we would disclose. It is over 30 percent, which is very positive, so every dollar obviously means a lot to us in the Internet arena. We are going to--that's where I see big opportunity. I think with a major partnership-we are looking at several affiliate programs - even with one major partnership, I think that the kind of top line growth we could realize is significant.

                      More importantly, we can double, if not triple, the EBITDA as a percent of sales, which is a formidable opportunity for us. We have been looking at this aggressively. Mike Contino in particular is the chief operating officer who has been taking this head on. It's been very positive. We have a unique skill in the Internet arena as well because we developed the capability to design our own websites and provide linkages to other sites that our competitors don't have. For example, Brylane is not Internet capable at this point. They don't have--they don't do e-commerce on the Internet, which is a weakness, which we need to exploit, which we are going to do. That is a major area of focus this year. The net net, Kyle, I think is that, through this broader distribution, we can get to a point where the EBITDA is sufficient to redeem the preferred shares.

K. Krueger:           You mentioned double or triple the--are you talking about
                      double or triple the current percentage of EBITDA? What would be considered normal margins in the catalog industry once your restructuring is complete?

Tom Shull:            At this point, I hesitate to tell you. It's not something
                      that we would disclose. All I can say is that I'll repeat that our Internet partnerships would yield over 30 percent margin. You can look at our margins and do the calculation. We are running internally at 20 percent internal growth on the Internet. You can do your own projections based on that. That, coupled with external growth with partners, represents huge opportunity for us.
                      Again, we just at this point aren't at liberty to disclose the details of our projections on that.

Ed Lambert:           We need to stick to our guidance for EBITDA for this year.
                      Tom has highlighted what we see long-term, what our strategy is for growth and what we'll be focusing on.

Tom Shull:            One of the problems, Kyle, please understand, that until
                      we have a signed agreement, and, also, I won't know with some of these other affiliate programs that we're also working on, where we stand in the aggregate. At that point, I think, we'll be in a better position, certainly at some point thereafter--not immediately, to give better guidance as it relates to EBITDA. We need to test the partnership programs and do our own internal projections.
                      At some point, clearly I am committed to providing a better assessment of the kind of growth we can expect from those affiliate programs.

K. Krueger:           Right.  Can you talk in general about what form ideally
                      some of the partnerships that you're looking for would take? Would it be a co-branding relationship? Just talk in very general terms about what would be the ideal structure for a partnership for the Company.

Tom Shull:            What I can tell you is that the partnership arrangements
                      that we will get involved in will build brand equity in our own brands. The intent is to make sure we get much more exposure to those three brands. They are still fledgling brands in many respects, even though The Company
                      Store has been around in some form for 90 years, the fact of the matter is our 12-month file is growing--solid growth rate--internal growth. We need to expose that brand to a much larger audience. That is what we're committed to doing. The same is true for Silhouettes and Domestications. We need to provide an opportunity to increase traffic significantly. The only way we can really do that in a step function way is to do it with a partnership. The notion isn't in any way to take away from these brands. The notion is to build strong equity more rapidly than we have in the past.

K. Krueger:           Would it take the form of paying for placement on a site?
                      Something along those lines? Would it be a true revenue share with promotional dollars being kicked in by a partner? Can you say any more about the form, Tom?

Ed Lambert:           I would suggest that we probably don't want to go into
                      those types of tactical considerations in this call. I think just to repeat Tom's point, we want to build the brands we have. We want to leverage the backend assets we have, which are considerable.

Tom Shull:            We have a commitment to this major partner that we are not to reveal who they are until we're signed up and ready to launch. That would hurt us if we somehow didn't live by that commitment to them. At this point, I can't say anything more, as much as I'd like to. I think it's very exciting. Certainly the prospects are excellent. We don't see anything at this point that is going to get in the way of completing a major affiliate program and several other less significant ones.

K. Krueger:           I was just looking for generalities.  I realize the
                      sensitivity of being able to comment on--or not being able to comment on -- a deal that is in the works. OK. Good luck. Thanks.

Operator:             Our next question comes from Glenn Freedman, a private
                      investor. Please proceed with your question.

Glenn Freedman:       Hi Ed. Hi Tom. Tom, you mentioned a couple of times that
                      you would take a look at anything that would enhance shareholder value or be for the benefit of shareholders. I picked up something in the proxy statement, I believe it was on page 22 about the directors' change of control plan. You talk about, I think, effective May 3, 2001, that directors have a golden parachute included. It is rather unusual for a lot of profitable companies to have this.
                      Struggling like we are, I find it really unusual. I am wondering if you would consider reconsidering this or if you can explain why the necessity to have such a plan?

Tom Shull:            We put the plan in place because we do not provide market
                      rate fees to our directors, candidly. We're on the very low end of what we pay our directors. It was a way to provide an incentive for directors to be very committed to building shareholder value in any number of ways including the possibility of change in control. They do get a fairly modest amount in the change in control. It isn't an extraordinary package at all. We did seek the advice of outside consultants in order to make sure the plan was competitive and not over-reaching in any way. I should add that I think it's very important to note--which I'll be talking about tomorrow -- our liability for change in control in December of 2000--if there had been a change in control at that time and clearly there was not -- our liability was in the range of $29 million. Our liability--this is for the top 130 people roughly--a little less -- our new change in control plan put into effect last year for the same level of executives is now only $10 million. We reduced the liability by--potential liability by -- $19 million. Also, just so you know, during that same period we cut executive compensation by over 40 percent. We have been very committed to making sure that we not only cut out unproductive activities at the lower levels of the organization, but making sure that the senior executives not only bear responsibility for an equal amount, but actually well beyond what the lower level people in the organization have borne in terms of reduction of benefits and compensation. I believe that that $19 million of potential savings, where there to be a CIC, all those dollars would go to the shareholders. It's the good news story.

                      In addition, we're talking about, with the change in control for directors, a very nominal amount. I hear you. I'll take it under advisement. Certainly I'll take another look at that. We have a much smaller board now. There are only five of us. I believe only three would be eligible anyway for the CIC. Basil Regan is--I have to confirm that. He is a significant shareholder, so I'm not sure he would necessarily be eligible for that. We're talking about three board members. We had a board twice the size last year. We had ten people on the board. We have a much more focused board - very dedicated people. I've been honored to work with these gentlemen who are committed to the shareholders. I think it's fair to say that with half as many people on the board and the fact that we didn't have compensation packages for the board members that are market rate, putting in the CIC program made sense in terms of bridging the gap between what they might receive in other board situations versus ours.

G. Freedman:          I thank you for the answer. Certainly I would treat the
                      executive compensation plans separately from the directors. I wish you would reconsider that. I think that, however many directors participate in the CIC plan, it would still be reasonable to say that you could probably put together a very efficient and effective board of directors that don't need that golden parachute as part of their compensation despite the rates that you suggest you're paying them. Hopefully you can reconsider that. I think the shareholders have long supported the Company and struggled long enough to at least warrant looking at every possible benefit that you can give to them.

Tom Shull:            That's a fair point.  As I said, I'll take a look at it.

G. Freedman:          Thank you, gentlemen.  I appreciate it.

Ed Lambert:           Good question.

Operator:             Our next question comes from Bob Wilcox, another private
                      investor.  Please proceed with your question.

Bob Wilcox:           Yes.  First of all, thank you very much for the fine work
                      in turning EBITDA around. As an investor, EBITDA is fine.
                      When are we going to see some black ink on the bottom line? That is what's a concern. Hopefully, you can address that for me.

Ed Lambert:           Sure. I'll be happy to Bob. As we've given guidance for
                      this year, with EBITDA of about $9 million, when you back out interest costs and depreciation, our guidance for the year is going to be a small loss. As Tom shared, the goal for late this year and into next year is to build up the top line. That is when we hope to be able to return this Company to profitability. It'll come through continued efforts in terms of maximizing the operations and growing the top line. We intend to get there.

B. Wilcox:            Thank you very much.

Operator:             Once again, ladies and gentlemen, to register for a
                      question, press the one followed by the four on your telephone. We do have a follow-up question from Mitchell
                      Sacks with Tau Sigma Capital Partners. Please proceed.
                      Pardon me, Mr. Sacks, your line is now open.

                      I am showing no additional questions at this time. I will now turn the call back to you. Please proceed with the presentation or any closing remarks.

Ed Lambert:           Thank you very much.  Again, our sincere thanks to the
                      shareholders for the support of the Company. Just to repeat, we are having our annual meeting tomorrow morning.
                      This is in Weehawken at the Sheraton Suites on the Hudson.
                      We hope that many of you will be able to make it. We will be having a short presentation as part of the annual meeting. We will be posting--through an 8-K and through our website -- we will be posting the copies of that presentation. We hope we'll be able to meet many of you there. Again, thank you for your support. We look forward to talking to you again at the close of second quarter results.

                      Thank you very much for your time and attention today.

Operator:             Ladies and gentlemen, that does conclude the conference
                      call for today. We thank you for your participation and ask that you please disconnect your lines.


The conference call ended at 11:35 a.m.  Eastern Time.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HANOVER DIRECT, INC.
                                -----------------------------------------------
                                                  (Registrant)

May 17, 2002               By:              /s/ Thomas C. Shull
                                -----------------------------------------------
                                Name:  Thomas C. Shull
                                Title:    President and Chief Executive Officer